For further information contact:

John Schoen	Larry Bess	Jack Seller
COO/CFO	Vice President, Marketing	Director, Marketing & PR
PCTEL, Inc.	PCTEL, MAXRAD Product Group	PCTEL, Inc.
(773) 243-3000	(630) 372-6800	(773) 243-3016
	larry.bess@pctel.com	jack.seller@pctel.com

PCTEL Enters Agreement to Acquire Selected Antenna Assets from
Andrew Corporation

PCTEL’s Maxrad Product Group to Acquire Andrew’s GPS, On-Glass and Antenna Specialists®
Brand of Professional Antenna Products

CHICAGO, October 28, 2004 — PCTEL, Inc. (NASDAQ: PCTI), a global leader in simplifying mobility, announced today that it has entered into an agreement to acquire selected assets associated with Andrew Corporations’ (NASDAQ: ANDW) mobile antenna business. The company has agreed to pay $10 million in cash for the selected assets. The acquisition is part of PCTEL’s continuing plan to solidify a leadership position within high-growth wireless communications markets. The acquisition is expected to be completed in the next few days.

The assets to be acquired consist of Andrew’s GPS, On-Glass, and Antenna Specialists® brand of professional antenna products. These product lines will now be developed, manufactured, and supported by PCTEL’s Maxrad Product Group.

To accommodate its growing business, PCTEL will purchase a 75,000 square-foot building in Bloomingdale, Illinois that will house all its antenna brands, including Maxrad. The company is moving manufacturing from two of Andrew’s factories in Mexico to this new facility, and will increase its headcount in Illinois by approximately 45 employees. At the same time, it will sell its existing Hanover Park, Illinois facility.

“When we acquired Maxrad, Inc. earlier this year, we pointed out our confidence in the strong management team and their ability to handle additional revenue and production responsibility,” said Marty Singer, PCTEL’s Chairman and CEO. “We also committed to grow the antenna business and to provide Steve Deppe [Maxrad Product Group’s President] and his team the resources to develop Maxrad into a global supplier of high quality antenna products. The addition of these product lines, which are complementary to Maxrad products, is consistent with this strategy,” added Singer.

PCTEL acquired Maxrad in January, 2004. With the acquisition of the selected Andrew antenna assets, the company estimates that it will achieve over $40 million in antenna-related revenue in 2005. Some of these products include the well-known Antenna Specialists® line of professional antennas, as well as Andrew Corporation’s Micropulse GPS antenna products and the legacy Antenna Company mobile products.

About PCTEL’s Maxrad Product Group

PCTEL’s Maxrad Product Group is dedicated to facilitating wireless communications by producing market-relevant antennas and antenna accessories that provide superior performance and reliability. A leading supplier in its field, PCTEL’s Maxrad Product Group has developed antenna solutions for broadband wireless, wireless LAN / WAN, and LMR (Land Mobile Radio) systems that have placed it at the forefront of the industry. Its product portfolio will now encompass base station, mobile and portable antennas models and accessories that represent approximately 9000 different product SKUs. The world’s leading suppliers of radio frequency communication products have chosen to obtain FCC certification using antenna solutions available through PCTEL’s Maxrad Product Group.

About PCTEL

PCTEL (NASDAQ: PCTI), founded in March 1994, is a global leader in simplifying mobility. PCTEL’s Mobility Solutions’ software tools simplify installation, roaming, Internet access and billing. PCTEL’s RF Solutions’ portfolio of OEM receivers and receiver-based products are used to measure and monitor cellular networks. PCTEL’s MAXRAD Product Group designs, distributes, and supports innovative antenna solutions that facilitate and simplify wireless communications. PCTEL protects its leadership position with a portfolio of more than 130 analog and broadband communications and wireless patents, issued or pending, including key and essential patents for modem technology. The company’s products are sold or licensed to wireless carriers, wireless ISPs, distributors, wireless test and measurement companies, system integrators, PC manufacturers and PC card and board manufacturers. PCTEL headquarters are located at 8725 West Higgins Road, Suite 400, Chicago, IL 60631. Telephone: 773-243-3000. For more information, please visit our web site at: http://www.pctel.com.

PCTEL Safe Harbor Statement

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding anticipated benefits upon completion of PCTEL’s acquisition of selected antenna assets from Andrew Corporation, the ability of PCTEL to grow the antenna business, and to continue to provide industry leading wireless products, are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, risks associated with MAXRAD’s business generally, MAXRAD’s ability to successfully integrate the selected antenna assets into its existing organization, competitive pricing pressures, increased operating expenses and the growth of the wireless communications market. These risks and uncertainties and others, including, but not limited to, those detailed from time to time in PCTEL’s Securities and Exchange Commission filings, can affect PCTEL’s financial condition, future results of operations, business and prospects. These forward-looking statements are made only as of the date hereof. PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.

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